UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2007

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06011-0489
(Address of principal executive offices)	(Zip Code)

(860) 583-7070

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 19, 2007, Barnes Group Inc. (the “Company”) entered into a fourth amended and restated revolving credit agreement (the “Amended Credit Agreement”) with certain participating banks and financial institutions. Bank of America, N.A. continues to act as Administrative Agent for the lenders. The Amended Credit Agreement extends the maturity date to September 19, 2012 (with the option to extend such maturity date for an additional two years, subject to certain conditions); increases the borrowing availability of Barnes Group Switzerland GmbH (“Swiss Co.” and together with the Company, the “Borrowers”) to 100%; decreases the interest rate to LIBOR plus a spread ranging from 0.30% to 1.15%, depending on the Company’s debt ratio at the time of the borrowing; and amends various financial and restrictive covenants, described in more detail below. Borrowings by Swiss Co. continue to be guaranteed by the Company. Pursuant to the Amended Credit Agreement, the Company is to pay a facility fee, calculated on the full amount of the borrowing facility, at a rate ranging from 0.10% to 0.35%, depending on the Company’s debt ratio at the end of each fiscal quarter.

As with the prior revolving credit agreement the Borrowers’ borrowing capacity is limited by various debt covenants in the Amended Credit Agreement. The Amended Credit Agreement removes the covenant that required the Company to maintain a specified Consolidated Net Worth. The Amended Credit Agreement requires the Company to maintain a ratio of Consolidated Senior Debt to EBITDA of not more than 3.25 times at the end of each fiscal quarter ending on or before September 30, 2009, after which the ratio will decrease to 3.00 times. In addition, the Amended Credit Agreement requires the Company to maintain a ratio of Consolidated Total Debt to EBITDA of not more than 4.00 times for each quarter ending on or before September 30, 2009, and thereafter of not more than 3.75 times at the end of any fiscal quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2007	BARNES GROUP INC.
(Registrant)

	By:	/s/ William C. Denninger
William C. Denninger
Senior Vice President, Finance and Chief Financial Officer